UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 10, 2008
TIME WARNER CABLE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Time Warner Center, North Tower, New York, New York 10019

(Address of principal executive offices)       (Zip Code)
Registrant’s telephone number, including area code: (212) 364-8200
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     As previously reported, in May 2008 in connection with the entry into the Separation Agreement among Time Warner Cable Inc., a Delaware corporation (the “Company” or “TWC”), Time Warner Inc. (“Time Warner”), Time Warner Entertainment Company, L.P. (“TWE”), TW NY Cable Holding Inc. (“TW NY”), Warner Communications Inc., Historic TW Inc. and American Television and Communications Corporation, Time Warner (as lender) committed to lend TWC (as borrower) under certain circumstances up to an aggregate principal amount of $3.5 billion under a two-year senior unsecured supplemental term loan facility. As a result of TWC’s issuance of a total of $7.0 billion in aggregate principal amount of senior unsecured notes and debentures in two underwritten public offerings completed on June 19, 2008 and November 18, 2008, Time Warner’s original commitment was reduced to $1.535 billion. On December 10, 2008, the Company and Time Warner entered into a $1.535 billion credit agreement (the “Supplemental Credit Agreement”). As of December 10, 2008, Time Warner owned approximately 84% of TWC’s common stock representing a 90.6% voting interest. The Company may borrow under the Supplemental Credit Agreement only to repay amounts outstanding at the final maturity of its $2.070 billion senior unsecured term loan facility entered into on June 30, 2008 (the “TWC Bridge Facility”) (the date of such borrowing, the “Supplemental Borrowing Date”). TWC’s obligations under the Supplemental Credit Agreement are guaranteed by TWE and TW NY and any other affiliate of TWC that in the future guarantees any of its material indebtedness. TWC has no outstanding borrowings under the TWC Bridge Facility as of December 10, 2008.
     Time Warner may assign its obligations under the Supplemental Credit Agreement to certain other lenders with the Company’s consent, but any such assignment prior to the Supplemental Borrowing Date will not relieve Time Warner of its obligation to fund the full amount of the Supplemental Credit Agreement on the Supplemental Borrowing Date.
     Amounts outstanding under the Supplemental Credit Agreement will bear interest at a rate equal to LIBOR or, if Time Warner has assigned its loans under the Supplemental Credit Agreement in full, at a rate equal to LIBOR or an alternate base rate, at the Company’s option, plus, in each case, an applicable margin based on TWC’s credit rating. The applicable margin may be increased on the Supplemental Borrowing Date based on the average price for a five-year credit default swap of TWC for the thirty days preceding the Supplemental Borrowing Date, but will not exceed 500 basis points. In addition, the per annum interest rate under the Supplemental Credit Agreement will increase by 25 basis points every six months following the Supplemental Borrowing Date until all amounts outstanding under the Supplemental Credit Agreement are repaid.
     The Supplemental Credit Agreement contains a maximum leverage ratio covenant of five times the consolidated EBITDA (as defined in the Supplemental Credit Agreement) of TWC. The Supplemental Credit Agreement also contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially identical to the conditions, covenants, representations and warranties and events of default in the TWC Bridge Facility. If any events of default occur and are not cured within applicable grace periods or waived, the maturity of the outstanding loans may be accelerated. TWC is not subject to the leverage ratio covenant or other covenants or events of default unless and until the Supplemental Borrowing Date, at which point, the leverage ratio covenant and other covenants and events of default become effective. As a condition to borrowing under the Supplemental Credit Agreement, at the Supplemental Borrowing Date, no defaults or events of default under the Supplemental Credit Agreement and no events of default under TWC’s $6.0 billion revolving credit facility (the “TWC Revolving Facility”) may be in existence.
     Time Warner’s commitment under the Supplemental Credit Agreement will be further reduced by (i) 50% of any additional amounts by which the commitments under the TWC Bridge Facility are further reduced by the net cash proceeds of subsequent issuances of debt or certain equity or certain asset sales by TWC prior to TWC’s borrowing under the TWC Bridge Facility and (ii) the amount by which the sum of the borrowing availability under the TWC Revolving Facility plus the amount above $100 million of the total cash and cash equivalents of TWC and certain of its subsidiaries exceeds $2.0 billion (x) on any date prior to the Supplemental Borrowing Date on which the commitments under the TWC Revolving Facility are increased in excess of the current $6.0 billion amount or (y) on the Supplemental Borrowing Date. After the Supplemental Borrowing Date, subject to certain limited exceptions, TWC will be required to use the net cash proceeds from any incurrence of debt (other than an incurrence of debt under the TWC Revolving Facility and its existing commercial paper program), issuance of equity securities and asset sale to prepay amounts outstanding under the Supplemental Credit Agreement. In addition, TWC must prepay amounts outstanding under the Supplemental Credit Agreement by the amount by which the sum of the borrowing availability under the TWC Revolving Facility plus the amount above $100 million of the total cash and cash equivalents of TWC and certain of its subsidiaries exceeds $2.0 billion (i) on any date on which the commitments under the TWC Revolving Facility are increased in excess of the current $6.0 billion amount and (ii) on the last day of each fiscal quarter. TWC may prepay amounts outstanding under the Supplemental Credit Agreement at any time without penalty or premium, subject to minimum amounts.
     Time Warner’s commitment to fund a borrowing under the Supplemental Credit Agreement is subject to satisfaction of certain customary conditions. Time Warner’s commitment will expire on the earliest of (i) the final maturity date of the TWC Bridge Facility if no amounts have been borrowed under the Supplemental Credit Agreement, (ii) the date on which TWC terminates the Supplemental Credit Agreement, which it may do at any time prior to its borrowing under the Supplemental Credit Agreement, or (iii) a reduction in Time Warner’s commitment to zero as a result of a reduction in the commitments under the TWC Bridge Facility as described above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided by Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
99.1	Credit Agreement, dated as of December 10, 2008, among Time Warner Inc. and Time Warner Cable Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.
	By:	/s/ Robert D. Marcus
		Name:	Robert D. Marcus
Date: December 12, 2008		Title:	Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Credit Agreement, dated as of December 10, 2008, among Time Warner Inc. and Time Warner Cable Inc.